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                                                                     Exhibit 5.1

                    [LETTERHEAD OF DEBEVOISE & PLIMPTON LLP]


                                                        February 4, 2005


Net Servicos de Comunicacao S.A.
Rua Verbo Divino, 1356
Sao Paulo-SP-04719-002-Brazil


                    Registration Statement on Form F-4 of
           Net Servicos de Comunicacao S.A. and Certain Guarantors
                            (File No. 333-120286)
                            ---------------------



Ladies and Gentlemen:

        We have acted as special New York counsel to Net Servicos de Comunicacao S.A., a sociedade anonima organized under the laws of the Federative Republic of Brazil (the "Company"), in connection with the preparation and filing by the Company and each of the subsidiaries of the Company listed on Annex A hereto (the "Guarantors") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form F-4 (File No. 333-120286) (as amended to the date hereof, the "Registration Statement") relating to the Company's (i) offer to exchange up to US$76,593,068 aggregate principal amount of its 7.0% Senior Secured Notes due 2009 (the "New Notes"), which have been registered under the Act, and cash, for US$97,692,000 12 5/8% Senior Guaranteed Notes due 2004 (the "Existing Notes"), and (ii) solicitation of consents from holders of the Existing Notes to amendments to certain provisions of the indenture governing the Existing Notes, dated as of June 18, 1996, pursuant to which the Existing Notes were issued. The New Notes are to be issued pursuant an indenture (the "Indenture"), to be entered into among the Company, the Guarantors and The Bank of New York, as trustee (the "Trustee"). The obligations of the Company pursuant to the New Notes are each to be guaranteed by the Guarantors pursuant to and as set forth in the Indenture (each such guarantee, the "Guarantee").

        In so acting, we have examined and relied upon originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company and the Guarantors, such certificates of public officials, and such other documents, and have made such investigations of law, as we have deemed necessary or appropriate for the purposes of the opinions expressed below. In all such examinations, we have assumed, without independent investigation or inquiry, the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or




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certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We have relied as to factual matters upon, and have assumed the accuracy of, representations, statements and certificates of or from public officials and of or from officers and representatives of the Company, the Guarantors and others.

        In rendering the opinion expressed below, we have assumed that: (a) the Trustee has the power and authority to enter into and perform, and will have duly authorized, executed and delivered, the Indenture; (b) the Indenture will be valid, binding and enforceable with respect to the Trustee; and (c) the New Notes will have been duly authenticated by the Trustee in the manner provided in the Indenture.

        Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that upon the execution and delivery of the Indenture by the Company and the Guarantors, the execution and issuance of the New Notes by the Company, the authentication of the New Notes in accordance with the Indenture, and the delivery of the New Notes in exchange for the Existing Notes, (a) the New Notes will constitute valid and binding obligations of the Company and (b) the Guarantee of the New Notes by each Guarantor will constitute a valid and binding obligation of such Guarantor.

        The opinion set forth above is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting enforcement of creditors' rights or remedies generally, and (ii) general principles of equity (whether such principles are considered in a proceeding at law or equity), including, without limitation, concepts of good faith, reasonableness and fair dealing and standards of materiality.

        The opinion set forth above is limited to the laws of the State of New York, as currently in effect, and we do not express any opinion herein concerning any other laws. In rendering the opinion set forth above, we have relied on all matters relating to the laws of the Federative Republic of Brazil on the opinion of Barbosa, Mussnich & Aragao, Brazilian counsel for the Company and each Guarantor organized under the laws of the Federal Republic of Brazil, which is being delivered to you and filed with the Commission as an exhibit to the Registration Statement. We have relied on all matters relating to the laws of the British Virgin Islands on the opinion of Walkers, British Virgin Islands counsel for Jonquil Ventures Limited, which is being delivered to you and filed with the Commission as an exhibit to the Registration Statement. We have relied on all matters relating to the laws of the State of Delaware on the opinion of Richards, Layton


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& Finger P.A., Delaware counsel for Dabny, L.L.C., which is being delivered to you and filed with the Commission as an exhibit to the Registration Statement.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.


                                        Very truly yours,



                                        /s/  Debevoise & Plimpton LLP


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                                                        Annex A
                                                        -------


Multicanal Telecomunicacoes S.A.
Net Belo Horizonte Ltda.
CMA Participacoes S.A.
Net Brasilia Ltda.
Net Rio S.A.
Net Recife Ltda.
Net Sao Paulo Ltda.
Net Campinas Ltda.
Net Indaiatuba Ltda.
Net Sao Carlos S.A.
Net Franca Ltda.
Net Sul Comunicacoes Ltda.
Horizonte Sul Comunicacoes Ltda.
DR-Empresa de Distribuicao e Recepcao de TV Ltda.
Net Parana Comunicacoes Ltda.
Net Joinville Ltda.
Net Florianopolis Ltda.
Net Curitiba Ltda.
Net Maringa Ltda.
Net Arapongas Ltda.
Net Sao Jose do Rio Preto Ltda.
Net Piracicaba Ltda.
Net Ribeirao Preto S.A.
Net Bauru Ltda.
Net Goiania Ltda.
Net Anapolis Ltda.
Net Campo Grande Ltda.
Net Sorocaba Ltda.
Net Londrina Ltda.
Cabodinamica TV Cabo Sao Paulo S.A
Dabny, L.L.C.
Jonquil Ventures Limited
Reyc Comercio e Participacoes Ltda.
TV Cabo de Chapeco Ltda.
TV Video Cabo de Belo Horizonte S.A
Alnor Aluminio do Norte Ltda.
Antenas Comunitarias Brasileiras Ltda.